Exhibit 99.1

IMMEDIATE RELEASE
November 25, 2008

UNITED NATURAL FOODS ANNOUNCES FIRST QUARTER 2009
DILUTED EPS OF $0.31

First Quarter Highlights
•	Net Sales increased 17.4% to $864.2 million in the first quarter 2009
•	Comparable Net Sales increased 10.1 % in the quarter
•	Net Income of $13.2 million

Dayville, Connecticut – November 25, 2008 -- United Natural Foods, Inc. (Nasdaq: UNFI) today reported net sales for the first quarter of fiscal 2009, ended November 1, 2008, of $864.2 million, an increase of $127.8 million, or 17.4%, from the $736.4 million in net sales recorded in the first quarter of fiscal 2008.  Excluding the effect of the Company’s November 2007 acquisition of Millbrook Distribution Services, Inc. (“UNFI Specialty”), net sales increased by approximately $74.7 million, or 10.1%, to $811.1 million.

“We’re quite pleased with our performance in the first quarter, which included delivering comparable sales growth of over 10% in spite of these difficult and uncertain economic conditions” said Steven Spinner, President and Chief Executive Officer. “These results reflect our associates continuing commitment to growing our core businesses.”

Net income was $13.2 million, or $0.31 per diluted share, for the first quarter of fiscal 2009.  Net income for the first quarter of fiscal 2008 totaled $13.6 million, or $0.32 per diluted share. UNFI Specialty, which the Company acquired in the second quarter of fiscal 2008, negatively impacted operating income by approximately $1.6 million, or $0.02 per diluted share, during the first quarter of fiscal 2009.  Excluding the effect of UNFI Specialty, net income for the quarter ended November 1, 2008 would have been $14.7 million, or $0.34 per diluted share.

Gross margin was 19.4% for the first quarter of fiscal 2009, which represents a 99 basis point improvement from the gross margin of 18.4% for the first quarter of fiscal 2008. The improvement in gross margin over the prior year was due primarily to higher gross margin associated with the Company’s UNFI Specialty division and higher fuel surcharge revenues due to the higher average diesel prices compared to the quarter ended October 27, 2007.  The fuel surcharge serves to partially offset higher diesel fuel costs in operating expenses.

Operating expenses as a percentage of net sales increased by 1.4% during the first quarter of fiscal 2009 to 16.5% of net sales, or $142.5 million.  Operating expenses were negatively impacted by $2.5 million in labor and other non recurring expenses related to the Company’s relocation from its Fontana, California facility to a new distribution facility in Moreno Valley, California and the planned relocation of the Company’s current Oxford, Pennsylvania facility to a new facility in York, Pennsylvania.  The Moreno Valley, California facility commenced shipments in September 2008 and the York, Pennsylvania facility is expected to commence operations in mid-January 2009.  Operating expenses increased by $31.3 million, or 28.1% compared to the quarter ended October 27, 2007, which had operating expenses of $111.3 million, or 15.1% of net sales.

In the quarter ended November 1, 2008, the Company recorded share-based compensation expense of $1.7 million in accordance with Statement of Financial Accounting Standard No. 123R, Share-Based Payment, which was $0.7 million higher than the same period in fiscal 2008.

“We relocated our distribution facility in Fontana, California to a new facility in Moreno Valley, California, and we are on track to relocate our New Oxford, Pennsylvania facility to York, Pennsylvania in January 2009,” said Mr. Spinner. “These facilities will allow us to achieve greater operational efficiencies and provide us with capabilities to grow our market share in the natural, organic, specialty and supplement channels.”

Mr. Spinner added, “We have seen measurable improvement at UNFI Specialty that is in line with our expectations.  As we look to further integrate UNFI Specialty into our existing business, we continue to believe that we are poised to gain market share during 2009.”

Conference Call & Webcast
The Company’s first quarter 2009 conference call and audio webcast will be held at 11:00 a.m. EST on November 25, 2008. The conference call dial-in number is (303) 262-2053. An audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at www.fulldisclosure.com or at the Investor Relations section of the Company’s website at www.unfi.com.

About United Natural Foods
United Natural Foods, Inc. (www.unfi.com) carries and distributes more than 60,000 products to more than 17,000 customers nationwide. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes in 2005 as one of the “Best Managed Companies in America,” ranked by Fortune in 2006 and 2007 as one of its “Most Admired Companies,” ranked by Business Ethics as one of its “100 Best Corporate Citizens for 2006” and winner of the Supermarket News 2008 Sustainability Excellence Award.

Financial Tables Follow

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	FINANCIAL RELATIONS BOARD
Mark Shamber	Joseph Calabrese
Chief Financial Officer	General Information
(860) 779-2800	(212) 827-3772

 “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, including but not limited to general business conditions, the impact of competition and our dependence on principal customers, see “Risk Factors” in the Company's annual report on Form 10-K filed with the Commission on October 1, 2008, and its other filings under the Securities Exchange Act of 1934, as amended. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share data)

	Quarters ended
	November 1, 2008	October 27, 2007

Net sales	$864,236	$736,389
Cost of sales	696,648	600,918

Gross profit	167,588	135,471

Operating expenses	142,543	111,266
Total operating expenses	142,543	111,266

Operating income	25,045	24,205

Other expense (income):
Interest expense	3,410	2,891
Interest income	(252)	(179)
Other, net	(48)	69
Total other expense	3,110	2,781

Income before income taxes	21,935	21,424

Provision for income taxes	8,686	7,863

Net income	$13,249	$13,561

Basic per share data:
Net income	$0.31	$0.32

Weighted average basic shares of common stock	42,764	42,610

Diluted per share data:
Net income	$0.31	$0.32

Weighted average diluted shares of common stock	42,919	42,829

UNITED NATURAL FOODS, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share data)

	November 1, 2008	August 2, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,474	$25,333
Accounts receivable, net	191,522	179,063
Notes receivable, trade, net	1,354	1,412
Inventories	468,547	394,364
Prepaid expenses and other current assets	12,352	13,307
Deferred income taxes	14,221	14,221
Total current assets	695,470	627,700

Property and equipment, net	239,995	234,115

Other assets:
Goodwill	166,465	170,609
Notes receivable, trade, net	2,179	2,349
Intangible assets, net	38,669	33,689
Other	18,771	16,021
Total assets	$1,161,549	$1,084,483

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$299,198	$288,050
Accounts payable	197,498	160,418
Accrued expenses and other current liabilities	75,119	63,308
Current portion of long-term debt	4,989	5,027
Total current liabilities	576,804	516,803

Long-term debt, excluding current portion	57,705	58,485
Deferred income taxes	11,002	9,058
Other long-term liabilities	20,588	20,087
Total liabilities	666,099	604,433

Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares at November 1, 2008 and August 2, 2008; none issued and outstanding	-	-
Common stock, $0.01 par value, authorized 100,000 shares; 43,128 issued and 42,900 outstanding shares at November 1, 2008; 43,100 issued and 42,871 outstanding shares at August 2, 2008	431	431
Additional paid-in capital	171,624	169,238
Unallocated shares of Employee Stock Ownership Plan	(999)	(1,040)
Treasury stock	(6,092)	(6,092)
Accumulated other comprehensive loss	(1,029)	(753)
Retained earnings	331,515	318,266
Total stockholders’ equity	495,450	480,050

Total liabilities and stockholders’ equity	$1,161,549	$1,084,483

UNITED NATURAL FOODS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three months ended
	November 1, 2008	October 27, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,249	$13,561
Adjustments to reconcile net income to net cash
used in operating activities:
Depreciation and amortization	6,369	4,678
Loss on disposals of property and equipment	53	8
Deferred income taxes	-	(101)
Provision for doubtful accounts	842	472
Share-based compensation	1,686	1,004
Gain on forgiveness of loan	-	(157)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13,350)	(14,164)
Inventories	(73,646)	(52,246)
Prepaid expenses and other assets	3,536	(2,693)
Notes receivable, trade	228	389
Accounts payable	20,527	29,828
Accrued expenses and other current liabilities	9,307	462
Net cash used in operating activities	(31,199)	(18,959)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,415)	(12,623)
Purchases of acquired businesses, net of cash acquired	(190)	(686)
Payment for loans receivable	-	(5,000)
Net cash used in investing activities	(11,605)	(18,309)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under note payable	11,148	32,500
Increase in bank overdraft	16,989	8,714
Payments on life insurance policy loans	(3,072)	-
Repayments of long-term debt	(818)	(1,684)
Proceeds from exercise of stock options	565	134
Tax benefit from exercises of stock options	133	40
Net cash provided by financing activities	24,945	39,704

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(17,859)	2,436
Cash and cash equivalents at beginning of period	25,333	17,010
Cash and cash equivalents at end of period	$7,474	$19,446

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest, net of amounts capitalized	$3,271	$2,779
Federal and state income taxes, net of refunds	$1,169	$7,956